Exhibit 11

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                             ALBERTO-CULVER COMPANY
                      Computation of Net Earnings Per Share
                  Years Ended September 30, 1996, 1995 and 1994

                (Amounts in thousands, except per share amounts)

                                                                 1996      1995      1994
PRIMARY:
Net earnings ...............................................   $62,744    52,651    44,068

Weighted average shares outstanding ........................    27,786    27,715    28,031
Add:
    Net additional shares from the assumed exercise
      of stock options .....................................       427       134        11


Weighted average shares outstanding including common
      stock equivalents ....................................    28,213    27,849    28,042


Net earnings per share .....................................   $  2.22      1.89      1.57



FULLY-DILUTED:

Net earnings ...............................................   $62,744    52,651    44,068

Add:
    Interest expense on convertible subordinated debentures,
      net of tax benefit ...................................     3,635       783      --

Adjusted net earnings ......................................   $66,379    53,434    44,068

Weighted average shares outstanding ........................    27,786    27,715    28,031

Add:
    Net additional shares from the assumed exercise
      of stock options .....................................       513       184        50

    Weighted average shares from the assumed conversion
      of the subordinated debentures .......................     3,089       677      --

Weighted average shares outstanding including common
      stock equivalents ....................................    31,388    28,576    28,081


Net earnings per share .....................................   $  2.11      1.87      1.57
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